Exhibit 5.1

January 17, 2013

Northern Tier Energy LP

38C Grove Street, Suite 100

Ridgefield, Connecticut 06877

Re:	Northern Tier Energy LP Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Northern Tier Energy LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the Partnership’s Registration Statement on Form S-1 (the “Registration Statement”) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering and sale of an additional 1,700,000 common units representing limited partner interests in the Partnership (the “Common Units”) held by the Selling Unitholder named in the Prior Registration Statement (defined below) and up to an additional 255,000 Common Units pursuant to the underwriters’ option to purchase additional Common Units. The Registration Statement incorporates by reference the Registration Statement on Form S-1 (Registration No. 333-185124), (the “Prior Registration Statement”), which was declared effective by the Securities and Exchange Commission on January 17, 2013.

We are rendering this opinion as of the time the Registration Statement becomes effective in accordance with Section 8(a) of the Securities Act.

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), partnership records and documents, certificates of partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Units have been validly issued, and are fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America, the Delaware Act and the Constitution of the State of Delaware as interpreted by federal courts and the courts of the State of Delaware.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

January 17, 2013 Page 2

We hereby consent to the reference to us under the heading “Legal Matters” in the Prior Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins LLP Vinson & Elkins LLP